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EXHIBIT 21

SUBSIDIARIES

Name of Subsidiary	State of Incorporation
Granite City—Arkansas, Inc.	Arkansas
Granite City—Orland Park, Inc.	Illinois
Granite City—Rockford, Inc.	Illinois
Granite City—Peoria, Inc.	Illinois
Granite City of Indiana, Inc.	Indiana
Granite City of Kansas Ltd.	Kansas
Granite City Restaurant Operations, Inc.	Minnesota
Granite City—Creve Coeur, Inc.	Missouri
Granite City of Ohio, Inc.	Ohio

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  EXHIBIT 21
SUBSIDIARIES